UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: July 6, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through May 31, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

We received a high volume of shareholder questions in May. To share information in as timely a manner as possible, we will be publishing our responses in multiple installments. This is the first of the installments.

These questions include several related to the profitability profile of our various products. We do not have business operating segments. We have one reportable segment but disclose revenue by type and product area to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the individual product areas. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by central teams. The allocation of these expenses to product areas may also change over time.

Margins and Investment

1.	Given the subdued margin in F22 and 1QF23, I would like to get more comfort with your incremental growth investments in PitchBook, Sustainalytics, Wealth, etc. Could you please give us examples of your major growth investments from 2017 to 2020 and outcome (incremental revenue, incremental EBITDA, ROI, etc.) from those major investments?

Many of our largest investments in recent years have been organic investments to support earlier acquisitions. Looking specifically at the period from 2017 to 2020, two of our largest investments were to support PitchBook (acquired in 2016) and DBRS (acquired in 2019, now DBRS Morningstar):

-	In the case of PitchBook, our investment was driven by the secular trend of private and public market conversion. During this period, we focused on broadening and deepening our private data sets, including a considerable geographic expansion of our private company data in Europe and Asia, and ongoing enhancements to the platform. We also expanded our public company data, and incorporated those additions on the platform, while investing in our sales and marketing effort. Supported by these investments, PitchBook’s revenues grew from $63.6 million in 2017 to $201.1 million in 2020 and $407.7 million in 2022. We have been pleased with the outsized growth and returns at PitchBook since the acquisition and have continued to invest prudently to grow this business.
-	Our acquisition of DBRS in 2019 was driven by the large addressable market in credit ratings and our belief that we could provide investors with leading fixed income analysis and research. Since the acquisition, we have invested to expand our analytical capabilities (primarily in India) as well as to build out other key ratings areas, including a focus on middle-market and private corporate ratings. DBRS Morningstar revenues increased from $207.3 million in 2020 to $271.2 million in 2021, before falling to $236.9 million in 2022 reflecting the sharp decline of global ratings activity in the market last year. Despite that decline, we’re also pleased with the progress we’re making across our global credit rating business and continue to see strong long-term potential. Middle-market and private corporates have also been one of the fastest growing aspects of DBRS Morningstar and continue to provide a compelling return opportunity.

2.	Could you please elaborate your internal criteria for your major growth investments? What kinds of qualitative (market share, competitive position, economic sensitivity, etc.) and quantitative (incremental revenue, margin/ ROIC accretion, etc.) criteria need to be met at the planning phase? What is your definition of 'Return' in your presentation in 2023 annual shareholder meeting? For example, in Morningstar Wealth, does 'return' mean cumulative revenue or profit from investments exceed $30-40m?

As we evaluate growth investments, we seek to earn cash-on-cash returns well in excess of our cost of capital. These returns are the returns referenced in the May 2023 Annual Shareholder Meeting presentation. As our business has grown, we are focused on investments with larger net present values that we believe will have a more meaningful impact on our business.

3.	After the weakness of transaction- and asset-based revenue in F22/23, are there any major changes to your investment criteria? More prioritization for license-based revenues?

We have not made any significant changes to our investment criteria. We monitor our cost of capital, and as that changed with recent increases in interest rates and market volatility, we adjusted our hurdle rates accordingly.

Roughly 70% of our revenues in 2022 were from license-based products. We like the recurring revenue streams that these products offer, and we often see shorter time horizons to realize returns in these product areas.

While we recognize there is cyclicality in our transaction- and asset-based product areas, we have invested where we have seen, and continue to see, attractive long-term return potential that we expect to materialize across cycles. That said, we are managing expenses prudently in areas that have been under recent pressure.

PitchBook

4.	Is pricing reviewed once a year in July as opposed to being reviewed upon the expiry of each customer agreement?

We generally review pricing on an annual basis and set guidelines for both new contracts and renewals of existing contracts. When we institute a pricing increase, the increases are typically introduced as contracts renew. In the case of PitchBook, we raised prices in mid-2022 and these increases generally become effective at the time of contract renewal.

5.	Which datasets within PitchBook do you consider to be most proprietary?

PitchBook provides comprehensive tracking of the private capital market universe including companies, investors, funds, transactions, people, limited partners, and service providers. With the acquisition of LCD in 2022, PitchBook now delivers an extensive offering of news, research, analytics and data on alternative assets, credit, and public equity within one centralized platform. Additionally, PitchBook’s institutional analyst group and quantitative analyst team publish research and build mathematical models, methodologies, and tools to help our clients extract greater value from PitchBook’s private market data. Recent examples include PitchBook’s VC Exit Predictor, Portfolio Forecasting, and the PE Barometer. We believe the comprehensiveness of our data, including historical time series, and the ability to connect all data in the private market ecosystem drives value for our clients and sets us apart.

6.	What business model most resembles what PitchBook will look like in 5 years and 10 years (Factset? CapitalIQ? Etc.)? Which financial profile would be most similar or different to PitchBook?

PitchBook is generally a SaaS-based model. Clients can access all PitchBook’s content and tools on the platform for a single fee. We also sell data packages to select clients under a similar license-based model approach. We compare PitchBook to our own license-based areas (including Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation) as well as other licensed-based models in our sector. We have noted that we are still investing for growth in PitchBook as we continue to see strong returns (and favorable metrics of customer lifetime value relative to our acquisition costs). As we have grown since the acquisition, we have steadily increased margins, based on certain cost allocations and assumptions.

That said, we have noted that PitchBook relative margins are below other licensed-based areas in Morningstar today due to our investments in growth. As the business matures, it’s fair to look at PitchBook relative to our other Morningstar business areas as well as peers with similar business and financial models. That includes other public companies such as Factset, the Market Intelligence segment within S&P, Moody’s Analytics segment, and MSCI’s Analytics segment to name a few. We disclosed in the 2022 10-K that PitchBook’s main competitors are CB Insights, Preqin, and S&P Capital IQ. We believe in the long-term growth potential of PitchBook and our ability to continue to increase margins over time.

7.	PitchBook has a margin target within its incentive structure – what is it and how has its sales commission/selling structure changed, if at all, in ‘23?

Under the PitchBook plan incentive structure, there are both revenue and margin targets that determine the stock compensation awarded in each year of the plan. While we do not disclose the targets, we can say that the margins are derived from the revenue and direct costs of the product area, and those targets increase in each year of the plan.

Our sales commission structure is separate from the PitchBook plan and is designed to reward our sales and customer success teams for both new sales (new client logos) and value created through contract renewals. The plan did not materially change in 2023 relative to 2022.

LCD

8.	What’s been the feedback of LCD customers now on the PitchBook platform? How have price discussions gone as contracts transitioned from S&P? How much incremental price uplift has Morningstar been able to realize (given added data/features of PitchBook for LCD users)? How do you plan to cross-sell these customer bases? What is the incremental pricing power/contribution of the combined platform (PitchBook + LCD)?

We continue to hear positive feedback from LCD clients with PitchBook access and from PitchBook customers who have been anxious to get access to the LCD data. We are in the process of integrating LCD research, news, and data into the PitchBook platform to support one unified platform experience, so we do not view it as a cross-selling opportunity. Our price discussions have also gone well to date as we have transitioned LCD clients to PitchBook licenses. We are confident that the incremental value we are creating on the platform with the addition of LCD data is meaningful. Our approach is to deliver more value to our clients and align our future price points to recognize that value.

9.	On the LCD integration, how have the product refresh/investments been going? Are all these costs baked into the PitchBook investment cited at the Annual Shareholder Meeting (~$30-40M) and if not, how much will you need to spend incrementally to meet the integration roadmap? Where are you behind or ahead of plan?

The costs we disclosed were organic investments in 2021 and 2022 and excluded LCD. Our investment in LCD requires one-time integration costs to further develop and integrate content into the PitchBook platform as well as hiring of sales, marketing, editorial, and research staff. These costs are not significant when compared to the incremental annual organic investments we have made in PitchBook. At this stage of integration, we are tracking to our planned integration timeline.

DBRS Morningstar

10.	Can you offer any concrete metrics around the rate at which DBRS is gaining market share?

DBRS Morningstar market share measurements are specific to asset classes and regions. We’d also note that there are limited third-party sources of market share information.

We believe that our market-leading positions in the Canadian corporate, structured, covered bond, financial institution, and sovereign credit ratings remain largely unchanged.

In our March and May 2023 responses, we discussed our market share in structured finance, and noted that we’d seen some market share pressure in commercial mortgage-backed securities (CMBS) ratings as issuance came down sharply, which reflected the changing mix of transactions in this space and changes in prevailing credit views. Outside of CMBS, US market share metrics reported in the SEC’s Annual Staff Reports on Nationally Recognized Statistical Rating Organizations fluctuate from year-to-year depending on the specific type of transactions that get completed during the course of the year. That said, we don’t see any other significant long-term shifts in structured-finance market share beyond CMBS.

DBRS Morningstar’s share of ratings in corporate and financial institutions outside of Canada is relatively small compared to its market share in the Canadian market and the US and European structured finance market. We remain focused on middle-market and private transactions, but we are not a significant player in the large, investment-grade corporates that dominate the market in the US and Europe. We’d cite our growing revenue in US middle-market corporates in 2022 (while the overall corporate market was depressed) as evidence of success in that market as well as the issuance of more than 110 new ratings in this space globally during the year.

11.	For DBRS Morningstar, which recurring revenue opportunities do you consider most available to you (where you are earning the right to play and where issuers consider DBRS as a real alternative)? What gets DBRS in the door to dislodge incumbents? Hiring their analysts? Competitive pricing?

When we discuss our broader business, we often note the recurring nature of our subscription-based product areas. In the case of DBRS Morningstar, we see good opportunities in our data products, which follow a subscription model. As our ratings universe grows, we believe that our product offering becomes more attractive; this was a bright spot in 2022 with strong growth during the year.

We also generate recurring revenue from surveillance and maintenance related to our ratings activity. Corporate ratings offer particularly good opportunities for recurring revenue, which is an important driver of our interest in the private and middle market corporate markets in the US and Europe. In those markets, where the larger players are not as entrenched as they are in investment-grade corporates, we don’t see significant barriers to entry. We believe that our clients appreciate our responsiveness and the quality of our research product. As we grow that area, we have built on the established DBRS Morningstar Canadian corporate team and the smaller legacy Morningstar corporate analyst team and hired analysts on a one-by-one basis. Since 2019, we’ve seen steady growth in our recurring revenue, excluding license-based revenue related to our data business, which reflects the progress we’ve made with middle market and private corporates.

We monitor pricing closely and consider it to be competitive.

12.	Do Moody’s or any other competitors behave differently or more aggressively for structured products volumes when the market is tough? Did you lose or gain any market share as volumes slowed? If rates stay elevated, what is the outlook for the volume-oriented issuance revenues? How do you plan to manage the business through the cycle?

We haven’t observed significant differences in competitive behavior in challenging economic environments. That said, we’ve seen recent market share pressure in commercial mortgage-backed securities (CMBS) due in part to divergent credit views compared to our competitors. Beyond that, we haven’t observed any significant changes in market share in other parts of the structured product market.

We believe that credit issuance in corporates and most parts of the structured finance ratings market will increase when interest rates and spreads stabilize (which does not require lower interest rates). That said, we have become more pessimistic on the likely speed of the recovery in CMBS and as a result, we have repositioned parts of our CMBS team to other parts of Morningstar and eliminated certain roles to align our capacity with market demand.

13.	We would like to better understand the inherent operating leverage of DBRS given your current scale. Once issuance volumes pick up, what should be the theoretical incremental profit/EBITDA flow-through for every $1 of incremental DBRS transaction-based sales? At what annual sales level for DBRS do you need to exceed your prior 25% pro forma margins (at the time of the deal), when accounting for both incremental investments made in the business ($10-20m) and salary/wage inflation?

We don’t disclose profitability or incremental marginal profit at the product area level. That said, we agree that the DBRS Morningstar model has inherent operating leverage. Since the acquisition, we’ve seen this in the performance of established asset classes where material increases in revenue drive margin improvement.

Our largest cost in DBRS Morningstar is compensation. We have dynamic capacity models to ensure that we have sufficient analyst coverage to meet ongoing ratings requirements and new issue volume. These are designed to ensure we can grow and increase capacity in a prudent way to help scale and drive profitability. Where we are entering new asset classes or regions, we tend to staff up more heavily to build methodology, ratings capacity, and infrastructure. Over time, DBRS Morningstar has been able to self-fund these activities with the profit and cash flow generated by the business.

With respect to long-term operating margins, we noted in our Annual Shareholder Meeting that DBRS Morningstar was currently below the corporate average. That is largely due to the pressure we have seen in the credit markets and the sharp decline in CMBS issuance. Over time, we believe that we can steadily increase margins as we diversify across asset classes and continue to grow and increase the recurring revenue base of the business, leading to a margin profile (on a like-for-like basis) at or above the profile we shared at the time of acquisition.

Also, both S&P and Moody’s have much higher margins than DBRS Morningstar’s current profile due to their size and scale and the large proportion of their business that’s driven by corporate ratings. Corporate ratings tend to be much higher margin and provide more recurring revenue, which is what we currently experience in our Canadian franchise and why we are focused on the middle market in the US and Europe.

14.	When you hire a new product team (such as, US middle market corporate ratings), what is a good rule-of-thumb on incremental annual sales production/contribution? How do you assess the viability of new verticals when you hire these teams and ability to win new business?

There’s not a clear rule of thumb for incremental sales production/contribution. We consider multiple factors when evaluating new asset classes/product teams. These include the size and economics of the potential market as well as the competitive landscape. We also take investor feedback into account. In the case of middle market and private corporates, investors we worked with in other areas expressed their interest in seeing DBRS Morningstar enter the market. While there are significant preferences for incumbent ratings companies for investment-grade corporates, we haven’t seen these in middle market and private corporates. We also saw the opportunity to leverage our strong position in the Canadian corporate market. Finally, the corporate market is attractive because it typically offers higher margins than structured finance and offers good opportunities to generate recurring revenue, which helps mitigate issuance volatility.

Data and Direct

15.	How can Data and Direct continue to grow in the high-single-digit range when the product is mature?

We believe that there is good opportunity for continued growth in Morningstar Data and Morningstar Direct and do not view them as mature products. We see ongoing expansion of data sets and use cases as drivers of ongoing growth for both products. For Morningstar Direct, we continue to expand the breadth and depth of available data with the enhancement of existing datasets (including ETFs) and the addition of new data sets (such as structured products). This expansion, together with expanded capabilities targeting portfolio construction and data science workflows, allows us to reach more users. At the same time, we see ongoing expansion of use cases for our core data and research, with interest from clients in using our data to power generative AI use cases. We believe our clients will continue to find new ways to derive value from our data.

Compensation costs

16.	How should we expect the incremental YoY growth in compensation costs to evolve for the remainder of 2023? Should we expect the absolute YoY growth in compensation costs to fade through the remainder of the year (Q2-Q4) as the pace of hiring slows and Morningstar can complete the removal of duplicated headcount in China from Q4 2023?

While we don’t give guidance on operating expenses, we have noted that we expect our headcount growth to slow significantly over the course of the year, a trend that was evident on a sequential basis in the first quarter of 2023. As year-over-year headcount growth slows, we expect that to translate to slower year-over-year compensation cost growth in future periods.

Morningstar Sustainalytics

17.	MSCI management have recently spoken to a near term headwind on revenue growth from US political crossfire. Is Morningstar seeing this too? What are your thoughts on the outlook for growth in Sustainalytics ahead of the US election?

At the Annual Shareholder Meeting in May, we acknowledged that there has been a divergence between the demand environment for Morningstar Sustainalytics in the US compared with Europe. In particular, we see short-term challenges in the US pipeline. While our core institutional audience, which is comprised of asset owners and institutional asset managers, remains active and engaged, we have seen a slowdown in the retail asset management and wealth management segments. There are fewer products being launched and firms are slowing decision-making on incorporating ESG into other areas of their organization. In the current environment, in the US we are focusing on our core institutional segments in the short-term as well as key ESG use cases, including risk management and personalization. Clients continue to express interest and are actively engaging with us. We remain optimistic about the future of ESG products and solutions in the US market.

18.	On Sustainalytics, there are a lot of angles on ESG from providing an imprimatur on a debt issuance, rating a company’s equity, analyzing a portfolio, recommending a proxy vote. What are the key root analytics that will allow some players to win and what do you consider to be differentiated/ proprietary to Sustainalytics?

We believe Morningstar Sustainalytics’ core set of data, ratings, and underlying analytics are differentiated. These include ESG risk ratings, climate- and impact-related ratings and metrics, and analytics and data sets that support investment policy and regulatory compliance. Specific examples of our proprietary data sets include company management indicators (evaluations of company policies, programs, and management systems), controversies data (assessments of the degree of involvement in negative events like oil spills), impact metrics (gender data), climate performance data (greenhouse gas emissions and targets), and activity-based data (which identifies which positive and negative business activities companies are involved in and to what degree). We continue to invest in building out these areas and the underlying data that supports them.

In addition, we believe that an investor’s ability to apply our data, ratings, and analytics at the entity, security, and portfolio level to provide consistency across an organization’s evaluations is key to Morningstar Sustainalytics’ value proposition. Investors use our products across the investment value chain to help inform their decisions from the pre-investment stage when potential investments are selected, to the investment stage, when the decision to take a position is made, and then through to portfolio monitoring and engagement with their investments. In the later stages of the process, our stewardship and engagement services are a further point of differentiation.

19.	What are you seeing when Sustainalytics competes against MSCI – will customers pick one or both? How has retention % changed over the last few years?

Larger firms with more mature ESG practices typically work with multiple ESG providers. In these cases, it’s common for the firm to work with one core provider, which covers their primary risk and compliance needs, while they use other providers to supplement these analytics as necessary. This does present the potential for consolidation, and we continually look for ways to displace incumbent providers. So, for example, we see our Low Carbon Transition Rating as differentiated and additive to existing climate offerings. We see the opportunity to supplement existing providers in the near term while we expand our climate suite.

More broadly, we’ve observed that MSCI is often viewed as the default option by customers in the US given the strength of their index business. We see an opportunity to challenge that positioning as we more closely align Morningstar Sustainalytics with Morningstar Indexes and come to market with aligned ESG and index capabilities.

Across our license-based products, client retention remains in-line with expectations and historic norms.

20.	Second party opinion business: What is your outlook for the SPO business? What gives you confidence that the SPO business will return to historical levels issuance levels if rates stay higher for longer, and that Sustainalytics can recapture those lost sales as the competitive landscape changes? What will drive a recovery in demand for second-party opinions? With the large decline in SPO bond issuance, how are you reacting to change your cost structure?

In the past, we’ve noted the challenges facing our second party opinion (SPO) product, and, in particular, the sharp drop in issuance in the second half of 2022. In the first quarter of 2023, we saw some recovery in sustainable bond issuance volumes, led by EMEA. However, that recovery didn’t fully translate into increased SPO activity. SPOs are issued at the program or framework level, so when new bonds are issued under the same program, the issuer does not need to pay for an additional opinion. Further, an increasing number of large sustainable bonds came to market with LEED (Leadership in Energy and Environmental Design) certifications, but not SPOs.

While we recognize these challenges in the short-term, we see a number of positive trends in this space that we expect to help drive sustainable bond issuance, and ultimately demand for SPOs, over the longer-term. These include increased activity in sustainable bond securitization and project finance, the growth of sustainable funds, and new regulations around the transition to lower carbon or net zero goals. As companies in carbon-intensive industries, including steel, cement, and natural gas, develop and implement their transition plans, they’re increasingly coming to market with sustainability-linked bonds. (Sustainable bonds are green or social bonds with a dedicated use of proceeds; sustainability -linked bonds allow for a broad use of proceeds, but include commitments to meet certain green, social or governance targets.) At the same time, issuers and investors are looking for more due diligence to assess the credibility of the company targets. This all gives us confidence in the future market opportunity.

Morningstar Sustainalytics continues to be a preferred SPO provider, and we believe that we benefit from our reputation for thorough research and high standards for eligibility. As a result, we believe that we are well-positioned to compete over the long term.

In response to the lower activity levels in 2022, we have consolidated regional reporting structures to drive greater efficiencies, reduced research capacity to align with demand, and increased our focus on activities in markets with the most attractive growth opportunities.

21.	What would 1Q 23 organic growth for the license -based product areas have been if the Company had not changed the classification of certain products at the beginning of 2023? What would 1Q 22 organic growth have been if the classification change was in effect at that time?

We’ve provided detail on organic growth trends in 1Q 23, including by product area and revenue type according to the updated classifications. Our disclosures for 2023 reflect these updated classifications. We aren’t disclosing 2023 organic growth according to the prior classifications or prior period organic growth according to the new classifications.

22.	What are the most important factors for Sustainalytics to realize value from recent investments (~$30-40m in ‘21+22) and improve profitability? Could you help us understand the path to success for the ~$30-40m investments made (e.g., Climate data, where and what you were hiring headcount for)?

Recent investments in Morningstar Sustainalytics were focused on adding headcount to support our commercial growth, scale our operations, and further expand our research offerings, particularly in impact and climate. Our realization of returns on our investment will be contingent on our success in generating revenue from climate-related products, including the Low Carbon Transition Rating, which launched April 2023 and executing a strong go-to-market program to support the anticipated launch of our Impact Rating. We also expect returns to come from continued growth in ESG index revenues supported by Morningstar Sustainalytics’ data and analytics.

As we noted at the Annual Shareholder Meeting, we are slowing down our investments in Morningstar Sustainalytics. This will better align expense growth with revenue growth as we move forward. We’re also focused on building scale and increasing integration of ESG products within Morningstar, as evidenced by the recent announcement that we’re aligning

Morningstar Sustainalytics and Morningstar Indexes under the leadership of Ron Bundy. We’ve refocused our efforts on our most scalable products in mature markets, including North America and EMEA. In the Asia Pacific region, we still believe that there’s an attractive long-term opportunity, but we are leveraging the footprint of the broader Morningstar organization to expand scale, maximize client coverage, and streamline our teams.

23.	How has the transition of senior leadership (from Michael Jantzi to Bob Mann as well as any other top-level leadership transitions) at Sustainalytics gone in hindsight? Who and how are you managing the recent headcount additions and how has ESG staff turnover been trending recently?

We recently consolidated the leadership of Morningstar Sustainalytics under Ron Bundy, who takes on this responsibility in addition to being President of Morningstar Indexes.

In our view, the transition of leadership from Michael Jantzi has mostly been smooth but has not been without its challenges. The team continues to execute on its agenda, focusing on key opportunities such as climate, and growing in areas such as regulatory solutions to meet demand. However, we see a bigger opportunity through a tighter connection with the rest of our business and our recent moves are aimed at unlocking this potential with more urgency. While we believe ESG indexes are one such area, we also believe we can find more synergies in how we collect data, leverage technology, and provide research services. In this context, the business will start to be more tightly integrated with the rest of Morningstar.

We have continued to see elevated voluntary turnover in Morningstar Sustainalytics relative to the broader business, reflecting the continued competitive environment for ESG talent. As is the case elsewhere in our business, turnover started to decline meaningfully in mid-2022, although it still remains above the company average.

Investment Management/Wealth

24.	Why was YoY growth in Investment Management revenue so weak in Q1 when markets recovered in Q1? Lagged benefit? There was big FX impact in the first quarter. How much of investment management AUM is in non-U.S. dollar currencies?

While overall markets were up sequentially in the first quarter of 2023 compared to the end of 2022, overall market indexes were lower compared to the first quarter of 2022. This is reflected in our reported assets under management and advisement (AUMA) for Investment Management, which declined, excluding the positive impact from the addition of assets from our acquisition of Praemium’s UK and international offerings. While certain revenue in Investment Management is tied to performance during the quarter, there is a lag with many contracts that are tied to AUMA at the end of the previous quarter. (So, for example, 1Q23 revenue is tied to December 31, 2022, assets.) That lag has more pronounced impacts in periods of market volatility.

As of March 2023, a little less than half of Investment Management AUMA was in non-dollar currencies. The difference between reported and organic growth for Investment Management in the first quarter of 2023 was primarily due to the Praemium acquisition, with a smaller impact from currency. We’ve provided a reconciliation from reported to organic growth for each product area in our supplemental presentation, which is available at shareholders.morningstar.com.

Workplace Solutions

25.	Within Workplace Solutions, Managed Accounts (3.3%), Fiduciary Services (-10.8%) and Custom Models (-16.3%) AuM all down YoY despite market recovery in Q1 – why?

Assets under management and advisory (AUMA) is based on client reports, typically with a one quarter lag for Workplace Solutions. We reference this lag in our quarterly reporting. As a result, the AUMA levels we reported in Q1 23 were based primarily on client reports as of the end of the fourth quarter of 2022 and did not reflect the first quarter market recovery. In addition, even though markets began to recover, most major asset classes were still down compared to the prior year period as of March 31, 2023.

Morningstar Indexes

26.	How profitable is the Indexes business today given recent investments? We are also trying to better understand the underlying operating leverage of the Indexes business model excluding investments made. In 2021+2022, incremental organic investment was $10-20m which implies high reinvestment rates (relative to organic growth) – so absent these investments, theoretically or illustratively, what could incremental profitability per $1 dollar of organic sales have been? What level of sales/scale do you need to achieve peer margins? How do you compare to other players like MSCI in terms of business model and margin structure?

If not the same today – will it be over time? What does it take to get there? Are there any historical examples you can point to for building an Indexes business that are a representative playbook?

We invested meaningfully in Morningstar Indexes in 2021 and 2022 to scale and grow the business. Much of that investment has gone into product development, sales and marketing, and building out key infrastructure including our own index calculation capabilities. As a result, Morningstar Indexes has been the fastest growing provider in the industry for the past two years based on the latest data from Burton-Taylor International Consulting. Growth has come from both asset growth in our investable products as well as strong momentum from our licensed data sales.

We don’t disclose profitability or incremental marginal profit at the product area level. That said, our Indexes business model has inherent operating leverage, and the margin profile has improved over the past few years, based on certain cost allocations and assumptions. As we noted in the Annual Shareholder Meeting, Morningstar Indexes is an area where we expect profit growth and margin improvement as the business continues to grow and realize the benefits from our recent investments. These include the expected benefits to margins and profits as well as the improved client experience from bringing our index calculations in-house. While we do not expect to reach margin levels consistent with MSCI or S&P Global’s index businesses given the significant size and scale differential, we believe we have meaningful opportunity to further grow revenue and profitability over time. We have a seasoned management team under the leadership of Ron Bundy, which includes individuals who have proven track records in the industry and have built sustainable and highly profitable index businesses. Our success since Ron joined is directly related to the implementation of our strategy, investments we have made, the strength of the Morningstar brand and our offerings, and the operational discipline of the team.

Margin/Expenses

27.	Expenses were up 5% sequentially in 1Q23. Why was this the case when headcount was only up 1.5% sequentially?

In addition to the 1.5% increase in headcount, the key drivers of the sequential increase in operating expenses in the first quarter of 2023 compared to the fourth quarter of 2022 were:

-	The impact of an annual merit increase that was effective at the beginning of 2023.
-	An increase in the run-rate accrual for the annual bonus, which reflected higher headcount and was compared to a lower accrual in the fourth quarter of 2022, which was adjusted downward to reflect our below-target annual performance.

These increases were partially offset by the decrease in stock-based compensation, primarily due to declines in PitchBook stock-based compensation.

28.	You mentioned the need to control costs in your Annual Shareholder Meeting. Please provide more detail on what that means. Does that mean that you are actively cutting costs?

As we look to expand our margins and return to levels consistent with recent peaks, we are paying close attention to controlling costs. Our largest cost pool is compensation. We noted in the Annual Shareholder Meeting that we were slowing hiring. We’ve also stopped backfilling certain roles to drive efficiency and have selectively eliminated roles elsewhere in the organization to reduce costs. In other areas, we reduced discretionary costs, including travel, marketing, and professional fees. Additionally, as our office leases come up for renewal, we have reduced space and are looking to further optimize our real estate footprint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: July 6, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer